CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                                       OF

                         MONTGOMERY REALTY GROUP, INC.



     Pursuant to Section 78.380 of the Nevada Revised Statutes, I, Max C. Tanner, the sole incorporator of Montgomery Realty Group, Inc. (the "Corporation"), do hereby certify the following:

     1.   That I am the sole incorporator of the Corporation;

     2. The original Articles were filed in the Office of the Secretary of State on August 20, 1997;

     3. As of the date of this certificate, no stock of the corporation has been issued; and

     4. The sole incorporator adopts the following amendment to the articles of incorporation:

     Article VI is amended to read as follows:

ARTICLE VI - CAPITAL STOCK:

     Section 1. Authorized Shares. The total number of shares which this Corporation is authorized to issue is 100,000,000 shares of Capital Stock at $.001 par value per share as set forth in subsections (a) and (b) of this Section 1 of Article VI.

     (a) The total number of shares of Common Stock which this Corporation is authorized to issue is 80,000,000 shares at $.001 par value per share.

     (b) The total number of shares of Preferred Stock which this Corporation is authorized to issue is 20,000,000 shares at $.001 par value per share, which Preferred Stock may contain special preferences as determined by the Board of Directors of the Corporation, including, but not limited to, the bearing of interest and convertibility into shares of Common Stock of the Corporation.



                                          /s/  Max C. Tanner
                                          ----------------------------------
                                          Max C. Tanner, sole incorporator

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                                 ACKNOWLEDGMENT


STATE OF NEVADA         )
                        )ss.
COUNTY OF CLARK         )


     On this, the 17th day of November, 1997, before me, the undersigned Notary Public, Max C. Tanner, known to me, to be the sole incorporator of Montgomery Realty Group, Inc., a Nevada corporation, acknowledged that he executed the Certificate of Amendment to the Articles of Incorporation.

                                          /s/  Lise-Lotte Newell
                                          ------------------------
                                          Notary Public